UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

1-12340
(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2008 Green Mountain Coffee Roasters, Inc. (the "Company") announced that Nicholas Lazaris will be resigning as President of Keurig, Incorporated ("Keurig"), a wholly- owned subsidiary of the Company.

On March 31, 2008 Mr. Lazaris entered into a Separation and Transition Agreement with Keurig (the "Transition Agreement") that governs the terms of his resignation and contains the following material provisions:

  Mr. Lazaris's resignation of his employment with Keurig will be effective as of the August 15, 2008 (the "Separation Date") and his resignation as President and from the Board of Directors of Keurig will be effective as of the earlier of June 16, 2008 or the date upon which a new President of Keurig is hired. During the period from June 16, 2008 through August 15, 2008, Mr. Lazaris shall serve as a special advisor to the Company's Chief Executive Officer and continue in a transitional role with Keurig.
  Through the Separation Date, Mr. Lazaris will continue to receive his current base salary at the rate of $326,560 per year payable in accordance with the normal payroll practices of Keurig and employee benefits and will be entitled to reimbursement for reasonable business expenses.
  Following the Separation Date, Mr. Lazaris will receive severance benefits in the amount of a lump sum payment of $195,936 plus any amounts owed to Mr. Lazaris for accrued but unused vacation time. In addition, Mr. Lazaris may continue to exercise any vested options as of the Separation Date in accordance with any limitation set forth in the applicable stock plan or option agreement. Each outstanding option that has not vested as of the Separation Date shall expire. Notwithstanding the foregoing, if the Separation Date occurs prior to August 15, 2008, then on such date all outstanding options that would vest by August 15, 2008 pursuant to their terms, shall automatically accelerate and vest immediately.
  Mr. Lazaris will continue to be bound by the existing non-competition obligations in his employment agreement which require him to refrain from competitive activity and solicitation of Keurig or Company employees for a period of 18 months after the Separation Date.
  The Transition Agreement includes a standard waiver and release of claims by Mr. Lazaris.
  The Transition Agreement replaces and supersedes all prior agreements between Keurig and Mr. Lazaris, except for the provisions in Mr. Lazaris's employment agreement relating to non-competition, non-solicitation and confidentiality which shall continue in accordance with their terms.
  Under the Transition Agreement, Mr. Lazaris is entitled to reimbursement for up to $15,000 of legal fees in connection with the preparation of the Transition Agreement.

On March 31, 2008, Mr. Lazaris also entered into a consulting agreement with the Company pursuant to which he will serve as a consultant to the Company with respect to the patent infringement lawsuit filed by Keurig against Kraft Foods Global, Inc. and Tassimo Corporation in exchange for a monthly retainer of $5,000 and a $450 per hour service fee.

A copy of the press release announcing Mr. Lazaris's resignation is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By: /s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: March 31, 2008

Index to Exhibits
Exhibit No. 99.1	Description Press Release